August 25, 2010
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL BOARD
MAINTAINS QUARTERLY DIVIDEND,
APPOINTS NEW DIRECTOR

ST. PETERSBURG, Fla. – The Raymond James Financial Board of Directors today declared a quarterly cash dividend on its common shares of $.11 per share, payable October 15, 2010, to shareholders of record on October 1, 2010. This is the 25th consecutive year in which Raymond James has paid its shareholders a dividend.
Additionally, the board elected Gordon L. Johnson as an independent director, expanding the board to 11 members. Johnson is president of Highway Safety Devices, Inc., a 150-employee company that installs and repairs signalization, guardrails, signage and street lighting related to municipal roadway projects.
Johnson has served on the Raymond James Bank Board of Directors since May 1, 2007. He has been a bank manager and executive for 23 years, including 20 with Bank of America and its predecessors, and was the CEO of financial buyout firm Stonegate Partners, LLC from 2002 to 2004.
“Given Gordon’s participation as a Raymond James Bank board member, his experience in commercial and in investment banking, and his general business experience, I have confidence he will be a valuable and active contributor to our board,” said Chairman of the Board Thomas A. James.
Johnson also has been appointed to serve on the board’s Corporate Governance, Nominating and Compensation Committees. The election is effective immediately and he will stand for re-election at the annual shareholders’ meeting.
The board also approved amendments to the company’s Amended and Restated Bylaws, which were substantially related to the separation of the offices of chairman of the board and the chief executive officer.

About Raymond James Financial
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,300 financial advisors serving approximately 1.9 million accounts in more than 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $241 billion, of which $29 billion are managed by the firm’s asset management subsidiaries.

For additional information, please contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.